EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550 and 333-117075) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our reports dated February 6, 2004 relating to the financial statements of CRV Del Atlantico S.E., LP, LLLP, CRV Rio Hondo S.E., LP, LLLP, CRV Rexville S.E., LP, LLLP, and CRV Senorial S.E., LP, LLLP for the year ended December 31, 2003, which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated December 14, 2004.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, FL
December 15, 2004